MAZARS

Our ref.: EC/KE/T347/ABA2

August 6, 2009

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

TELESTONE TECHNOLOGIES CORPORATION

We have read Item 4.01 of Telestone Technologies Corporation's Amendment No.1 to Form 8-K, which discusses the resignation of Mazars CPA Limited as its independent registered public accounting firm, and we agree with the statements made therein except for the fourth paragraph, the sixth paragraph and the seventh paragraph for which we have no basis to agree or disagree.

Yours faithfully,

Mazars CPA Limited
Certified Public Accountant